EXHIBIT 99.14

                                FIRST AMENDMENT
                                      to
                               RIGHTS AGREEMENT


               FIRST AMENDMENT dated as of March 3, 1997 ("this Amendment") between ADT Limited, a Bermuda company limited by shares (the "Company") and Citibank, N.A., New York branch, a national banking association organized under the laws of the United States of America acting solely through its branch located at 111 Wall Street, New York, NY 10043 (the "Rights Agent").

               WHEREAS, the above-mentioned parties have previously entered into that certain Rights Agreement dated as of November 6, 1996 (the "Agreement");

               WHEREAS, the Board of Directors deems it desirable and in the best interests of its shareholders that certain modifications to the terms and conditions of the Agreement be effected to protect the Company's long-term value for its shareholders.

               WHEREAS, the provisions of this Amendment are in futherance of the Agreement's original intent to enhance the Board of Directors' ability to protect the shareholders of the Company against, amongst other things, unsolicited attempts to acquire control of the Company which do not offer an adequate price to all shareholders or otherwise are not in the best interests of the Company and its shareholders.

               WHEREAS, such parties wish to amend the Agreement in the manner set forth below.

               NOW, THEREFORE, the parties hereto agree as follows:

              1. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Agreement, and each reference in the Agreement to "this Agreement", "hereof", "herein", "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Agreement as amended hereby. All references to the Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Agreement shall be deemed to refer to the Agreement as amended hereby.

              2. The definition of "Continuing Director" in Section 1 is hereby replaced in its entirety with the following:

                  "Continuing Director" means any member of the Board of Directors of the Company, while such Person is a member of the Board, who is not (i) an Acquiring Person or an Affiliate or Associate of an Acquiring Person or (ii) a representative or nominee of an Acquiring Person or of any such Affiliate or Associate or (iii) any Person elected to the Board as a result of a proxy solicitation or initiative referred to in Section 23(a)(y) and either (a) was a member of the Board immediately prior to the time any Person becomes an Acquiring Person or (b) subsequently becomes a member of the Board, if such Person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors."

               3. Section 23(a) is hereby replaced in its entirety with the following:

                        "Section 23.  Redemption.  (a) The Board of Directors
                  of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth day following the Share Acquisition Date (or such later date as a majority of the Continuing Directors may designate prior to such time as the Rights are no longer redeemable) and
                  (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right as appropriately adjusted to reflect any share subdivision or consolidation, dividend of shares or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"); provided that, if the Board of Directors of the Company authorizes redemption of the Rights in either of the circumstances set forth in clauses (x) or
                  (y) below then there must be Continuing Directors in office and such authorization shall require the concurrence of a majority of the Continuing Directors: (x) such authorization occurs on or after the Share Acquisition Date or (y) such authorization occurs on or after the date of a change (resulting from a proxy or consent solicitation or similar shareholder initiative) in a majority of the directors of the Company in office at the commencement of such solicitation or initiative if any Person who is a participant in such solicitation or initiative has stated (or if upon the commencement of such solicitation or initiative a majority of the directors of the Company has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a
                  Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired, as the same may be extended pursuant to the terms of this Agreement."

               4. Section 26 is hereby replaced in its entirety with the following:

                        "Section 26.  Supplements, Deletions and Amendments.
                  Prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement, remove or amend any provision of this Agreement without the approval of any holders of Rights. From and after the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement, remove or amend this Agreement without the approval of any holders of Rights in order (a) to cure any ambiguity, (b) to correct, remove or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein or (c) to change, remove or supplement the provisions hereof in any manner which the Company may deem necessary or desirable and which, in the opinion of the Company, shall not adversely affect the interests of the holders or Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Notwithstanding the foregoing, (x) after any Person has become an Acquiring Person; or (y) on or after the date of a change (resulting from a proxy or consent solicitation or similar shareholder initiative) in a majority of the directors of the Company in office at the commencement of such solicitation or initiative if any Person who is a participant in such solicitation or initiative has stated (or upon the commencement of such solicitation or initiative a majority of the directors of the Company has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event, any supplement, deletion or amendment shall be effective only if there are Continuing Directors then in office, and such supplement, deletion or amendment shall have been approved by a majority of such Continuing Directors. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement, deletion or amendment is in compliance with the terms of this Section, the Rights Agent shall execute such supplement, deletion or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares."

               5. This Amendment shall be shall be governed by and construed in accordance with the laws of Bermuda.

               6. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               7. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

               IN WITNESS WHEREOF, this Amendment has been duly executed as a deed by the respective authorized officers of the parties hereto, in each case as of the day and year first above written.



                                          ADT LIMITED


                                          By: /s/ S.J. Ruzika
THE COMMON SEAL               )               -----------------------
OF ADT LIMITED                )              Name:  S.J. Ruzika
was affixed to this deed      )              Title: Director
in the presence of:           )
                                          By: /s/ M.A. Ashcroft
                                              -----------------------
                                             Name:  M.A. Ashcroft
                                             Title: Director



                                          CITIBANK, N.A.


                                          By: /s/ Nancy Ward
                                              -----------------------
                                             Name:  Nancy Ward
                                             Title: Vice President


                                          111 Wall Street
                                          New York, NY 10043
                                          Attention: Mark Woodward